                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                               (Amendment No. 6)1

                               VCampus Corporation
                                (Name of issuer)

                           COMMON STOCK $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   92240C 10 0
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                  (212)753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                February 6, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the acquisition  which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original  and five copies of the  schedule,  including  all  exhibits.  See Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 27 Pages)

--------
1 The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and
for  any  subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 or  otherwise  subject to the  liabilities  of that  section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                     Page 2 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   152,801(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                12,402(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                152,801(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                12,402(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     165,202(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

(1)         Includes (i) 17,427 shares of Common Stock issuable upon exercise of
            warrants,   (ii)  21,123  shares  of  Common  Stock   issuable  upon
            conversion  of shares of Series C Preferred  Stock and (iii)  33,516

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                     Page 3 of 27 Pages
----------------------                                     ---------------------

            shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P.

(2)         Includes (i) 1,481 shares of Common Stock  issuable upon exercise of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Wheatley Partners, L.P. disclaims beneficial ownership of these securities.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                     Page 4 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   8,894(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                165,202(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                8,894(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                165,202(1)(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     174,097(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                     Page 5 of 27 Pages
----------------------                                     ---------------------

(1)         Includes (i) 1,477 shares of Common Stock  issuable upon exercise of warrants, (ii) 1,790 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Mr. Lieber.

(2)         Includes (a)(i) 17,427 shares of Common Stock issuable upon exercise of  warrants,  (ii)  21,123  shares of Common  Stock  issuable  upon conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P.,
            (b)(i)  1,481  shares of Common  Stock  issuable  upon  exercise  of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common Stock issuable upon  conversion of Series D Preferred  Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr. Lieber disclaims  beneficial  ownership of these securities  (except to the extent  of  his  respective  equity  interest,  in  respect  of  the securities  held by Wheatley  Partners,  L.P. and  Wheatley  Foreign
            Partners, L.P.).

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                     Page 6 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   1,482,657 (1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                171,542 (2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,482,657 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                171,542 (2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,654,199(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     56.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                     Page 7 of 27 Pages
----------------------                                     ---------------------

(1)         Includes  (a)(i)  350,473  shares  of  Common  Stock  issuable  upon exercise of warrants,  (ii) 4,584  shares of Common  Stock  issuable upon conversion of shares of Series C Preferred  Stock,  (iii) 4,545 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, (iv) 245,903 shares of Common Stock issuable upon conversion of Series F Preferred Stock, (v) 232,443 shares of Common
            Stock issuable upon conversion of Series F-1 Preferred  Stock,  (vi)
            107,024  shares of Common Stock  issuable upon  conversion of Series
            F-2 Preferred  Stock,  (vii) 315,970 shares of Common Stock issuable upon conversion of Series G Preferred Stock, and (viii) 5,000 shares of Common Stock issuable upon exercise of options,  all of which are held by Mr.  Fingerhut,  and  (b)(i)  295  shares  of  Common  Stock issuable  upon  exercise of  warrants  and (ii) 358 shares of Common
            Stock  issuable  upon  conversion  of shares  of Series C  Preferred
            Stock,  all of which are held by an account for which Mr.  Fingerhut has sole voting and dispositive power.

(2)         Includes (a)(i) 17,427 shares of Common Stock issuable upon exercise of  warrants,  (ii)  21,123  shares of Common  Stock  issuable  upon conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,481 shares of Common Stock  issuable  upon  exercise of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock all of which are held by Wheatley Foreign  Partners,
            L.P.  Mr.  Fingerhut   disclaims   beneficial   ownership  of  these
            securities,  except to the extent of his respective  equity interest therein.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                     Page 8 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   935(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                165,202(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                935 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                165,202 (2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     166,137(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                     Page 9 of 27 Pages
----------------------                                     ---------------------

(1)         Includes (i) 295 shares of Common Stock issuable upon  conversion of
            warrants  and  (ii)  358  shares  of  Common  Stock   issuable  upon
            conversion of shares of Series C Preferred  Stock,  all of which are held by Mr. Lieber.

(2)         Includes (a)(i) 17,427 shares of Common Stock issuable upon exercise of  warrants,  (ii)  21,123  shares of Common  Stock  issuable  upon conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,481 shares of Common Stock  issuable  upon  exercise of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Mr. Lieber disclaims  beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 10 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   653(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                165,202(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                653 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                165,202 (2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     165,856(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 11 of 27 Pages
----------------------                                     ---------------------

(1)         Consists of (i) 295 shares of Common Stock issuable upon  conversion of  warrants  and (ii) 358  shares of  Common  Stock  issuable  upon conversion of shares of Series C Preferred  Stock,  all of which are held by Mr. Lieber.

(2)         Includes (a)(i) 17,427 shares of Common Stock issuable upon exercise of  warrants,  (ii)  21,123  shares of Common  Stock  issuable  upon conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,481 shares of Common Stock  issuable  upon  exercise of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Mr. Lieber disclaims  beneficial ownership of these securities, except to the extent of his respective equity interest therein.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 12 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   12,402(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                152,801(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                12,402 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                152,801 (2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     165,202(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     10.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 13 of 27 Pages
----------------------                                     ---------------------

(1)         Includes (i) 1,481 shares of Common Stock  issuable upon exercise of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P.

(2)         Includes (i) 17,427 shares of Common Stock issuable upon exercise of
            warrants,   (ii)  21,123  shares  of  Common  Stock   issuable  upon
            conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners,  L.P.
            Wheatley Foreign Partners,  L.P. disclaims  beneficial  ownership of these securities.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 14 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   1,307(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,307 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,307(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 15 of 27 Pages
----------------------                                     ---------------------

(1)         Includes (i) 591 shares of Common Stock  issuable  upon  exercise of
            warrants  and  (ii)  716  shares  of  Common  Stock   issuable  upon
            conversion of shares of Series C Preferred  Stock,  all of which are held by Seneca Ventures.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 16 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   9,548(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                9,548 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     9,548(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 17 of 27 Pages
----------------------                                     ---------------------

(1)         Includes (i) 1,773 shares of Common Stock  issuable upon exercise of warrants, (ii) 2,148 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Woodland Partners.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 18 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   1,307(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,307 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,307(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 19 of 27 Pages
----------------------                                     ---------------------

(1)         Includes (i) 591 shares of Common Stock  issuable  upon  exercise of warrants  and  (iii)  716  shares  of  Common  Stock  issuable  upon conversion of shares of Series C Preferred  Stock,  all of which are held by Woodland Venture Fund.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 20 of 27 Pages
----------------------                                     ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Pamela Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   6,340 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                6,340 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,340 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 21 of 27 Pages
----------------------                                     ---------------------

            The following  constitutes  Amendment  No. 6 ("Amendment  No. 6") to
Schedule 13D, as amended to date, filed by the undersigned (the "Schedule 13D").
Except as specifically amended by this Amendment No. 6, the Schedule 13D remains in full force and effect.

            Item 3 is hereby amended to add the following:

Item 3.     Source and Amount of Funds or Other Consideration.
            -------------------------------------------------

            The  aggregate  purchase  price of the 57,463 shares of Common Stock beneficially  owned  by  Barry  Fingerhut,  as set  forth  in Item  5(c) of this
Amendment  No. 6, is  $169,920.00  and were acquired with his personal and other funds.

            Items 5 (a) and (b) are hereby  amended to read in their entirety as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based on (i)  1,528,660  shares of Common Stock  outstanding  as of
November  14,  2002 as  reported  in the  Issuer's  report for the period  ended
September  30,  2002 on  Form  10-Q  filed  with  the  Securities  and  Exchange
Commission on August 9, 2002,  plus (ii) 45,244 shares of Common Stock issued as stock  dividends on the Series D Preferred  Stock) of Common Stock  beneficially owned by each person named in Item 2 of this Schedule 13D, as amended.

                                        Shares of Common         Percentage of Shares
                                             Stock                 of Common Stock
Name                                   Beneficially Owned         Beneficially Owned
----                                   ------------------         ------------------

Wheatley Partners, L.P.(1)                   165,202                   10.0
Barry Rubenstein(2)                          177,364                   10.7
Irwin Lieber(3)                              174,097                   10.5
Barry Fingerhut(4)                         1,654,199                   56.7
Wheatley Partners, LLC(5)                    165,202                   10.0
Seth Lieber(6)                               166,137                   10.1
Jonathan Lieber(7)                           165,856                   10.0
Wheatley Foreign Partners, L.P.(8)           165,202                   10.0
Woodland Partners(9)                           9,548                    0.6
Marilyn Rubenstein(10)                        12,162                    0.8
Seneca Ventures(11)                            1,307                    0.1
Woodland Venture Fund(12)                      1,307                    0.1
Woodland Services Corp.(13)                    2,614                    0.2
Pamela Fingerhut                               6,340                    0.4

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 21 of 27 Pages
----------------------                                     ---------------------

---------------------
(1)         Includes (i) 17,427 shares of Common Stock issuable upon exercise of
            warrants,   (ii)  21,123  shares  of  Common  Stock   issuable  upon
            conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners,  L.P.
            Also  includes  (i)  1,481  shares  of Common  Stock  issuable  upon exercise of warrants,  (ii) 1,795  shares of Common  Stock  issuable upon  conversion  of shares of  Series C  Preferred  Stock and (iii)
            2,847 shares of Common Stock  issuable upon  conversion of shares of
            Series D Preferred  Stock, all of which are held by Wheatley Foreign
            Partners,   L.P.  Wheatley  Partners,   L.P.  disclaims   beneficial
            ownership of these securities.

(2)         Includes (a)(i) 17,427 shares of Common Stock issuable upon exercise of  warrants,  (ii)  21,123  shares of Common  Stock  issuable  upon conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P.,
            (b)(i)  1,481  shares of Common  Stock  issuable  upon  exercise  of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P.,  (c)(i) 1,773 shares of Common Stock issuable upon exercise of warrants, (ii) 2,148 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred  Stock,  all of which are held by  Woodland  Partners  and
            (d)(i)  1,182  shares of Common  Stock  issuable  upon  exercise  of warrants  and (ii)  1,432  shares  of  Common  Stock  issuable  upon conversion of shares of Series C Preferred Stock,  one-half of which are held by each of the Woodland  Venture Fund and Seneca  Ventures.
            Mr. Rubenstein  disclaims  beneficial ownership of these securities, except to the extent of his respective equity interest therein.

(3)         Includes (i) 1,477 shares of Common Stock  issuable upon exercise of warrants, (ii) 1,790 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Mr. Lieber.  Also includes
            (a)(i)  17,427  shares of Common  Stock  issuable  upon  exercise of
            warrants,   (ii)  21,123  shares  of  Common  Stock   issuable  upon
            conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P.,
            (b)(i)  1,481  shares of Common  Stock  issuable  upon  exercise  of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common Stock issuable upon  conversion of Series D Preferred  Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr. Lieber disclaims  beneficial  ownership of these securities,  except to the extent of his respective equity interest therein.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 23 of 27 Pages
----------------------                                     ---------------------

(4)         Includes  (a)(i)  350,473  shares  of  Common  Stock  issuable  upon exercise of warrants,  (ii) 4,584  shares of Common  Stock  issuable upon conversion of shares of Series C Preferred  Stock,  (iii) 4,545 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, (iv) 245,903 shares of Common Stock issuable upon conversion of Series F Preferred Stock, (v) 232,443 shares of Common
            Stock issuable upon conversion of Series F-1 Preferred  Stock,  (vi)
            107,024  shares of Common Stock  issuable upon  conversion of Series
            F-2 Preferred  Stock,  (vii) 315,970 shares of Common stock issuable upon  conversion of the Series G Preferred  Stock,  and (viii) 5,000 shares of Common Stock  issuable  upon  exercise of options,  all of which are held by Mr.  Fingerhut,  and  (b)(i)  295 shares of Common
            Stock  issuable  upon  exercise of  warrants  and (ii) 358 shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  C
            Preferred  Stock,  all of which are held by an account for which Mr.
            Fingerhut  has sole  voting and  dispositive  power.  Also  includes
            (a)(i)  17,427  shares of Common  Stock  issuable  upon  exercise of
            warrants,   (ii)  21,123  shares  of  Common  Stock   issuable  upon
            conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,481 shares of Common Stock  issuable  upon  exercise of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P.  Mr.  Fingerhut   disclaims   beneficial   ownership  of  these
            securities,  except to the extent of his respective  equity interest therein.

(5)         Includes (a)(i) 17,427 shares of Common Stock issuable upon exercise of  warrants,  (ii)  21,123  shares of Common  Stock  issuable  upon conversion  of shares of Series C Preferred  Stock and (iii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,481 shares of Common Stock  issuable  upon  exercise of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Wheatley Partners,  LLC disclaims beneficial ownership of these securities,  except to the extent of its respective  equity interest therein.

(6)         Includes (i) 295 shares of Common Stock issuable upon  conversion of
            warrants  and  (ii)  358  shares  of  Common  Stock   issuable  upon
            conversion of shares of Series C Preferred  Stock,  all of which are held by Mr.  Lieber.  Also  includes  (a)(i) 17,427 shares of Common
            Stock  issuable  upon  exercise of warrants,  (ii) 21,123  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  C
            Preferred  Stock and (iii) 33,516  shares of Common  Stock  issuable upon conversion of shares of Series D Preferred  Stock, all of which are held by Wheatley  Partners,  L.P.,  and (b)(i)  1,481  shares of
            Common Stock  issuable upon exercise of warrants,  (ii) 1,795 shares of  Common  Stock  issuable  upon  conversion  of shares of Series C
            Preferred Stock and (iii) 2,847 shares of Common Stock issuable upon conversion of shares of Series D Preferred  Stock,  all of which are held  by  Wheatley  Foreign  Partners,  L.P.  Mr.  Lieber  disclaims beneficial  ownership of these  securities,  except to the extent of his respective equity interest therein.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 24 of 27 Pages
----------------------                                     ---------------------

(7)         Consists of (i) 295 shares of Common Stock issuable upon  conversion of  warrants  and (ii) 358  shares of  Common  Stock  issuable  upon conversion of shares of Series C Preferred  Stock,  all of which are held by Mr.  Lieber.  Also  includes  (a)(i) 17,427 shares of Common
            Stock  issuable  upon  exercise of warrants,  (ii) 21,123  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  C
            Preferred  Stock and (iii) 33,516  shares of Common  Stock  issuable upon conversion of shares of Series D Preferred  Stock, all of which are held by Wheatley  Partners,  L.P.,  and (b)(i)  1,481  shares of
            Common Stock  issuable upon exercise of warrants,  (ii) 1,795 shares of  Common  Stock  issuable  upon  conversion  of shares of Series C
            Preferred Stock and (iii) 2,847 shares of Common Stock issuable upon conversion of shares of Series D Preferred  Stock,  all of which are held  by  Wheatley  Foreign  Partners,  L.P.  Mr.  Lieber  disclaims beneficial  ownership of these  securities,  except to the extent of his respective equity interest therein.

(8)         Includes (i) 1,481 shares of Common Stock  issuable upon exercise of warrants, (ii) 1,795 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Also  includes (i) 17,427 shares of Common Stock  issuable upon exercise of warrants,  (ii) 21,123  shares of Common Stock  issuable upon  conversion  of shares of  Series C  Preferred  Stock and (iii)
            33,516 shares of Common Stock issuable upon  conversion of shares of
            Series  D  Preferred  Stock,  all of  which  are  held  by  Wheatley
            Partners,  L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of these securities.

(9)         Includes (i) 1,773 shares of Common Stock  issuable upon exercise of warrants, (ii) 2,148 shares of Common Stock issuable upon conversion of shares  of Series C  Preferred  Stock and (iii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Woodland Partners.

(10)        Includes  (a)(i) 1,773 shares of Common Stock issuable upon exercise of  warrants,  (ii)  2,148  shares of  Common  Stock  issuable  upon conversion  of shares of Series C  Preferred  Stock and (iii)  1,818 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred  Stock,  all of which are held by Woodland  Partners and
            (b)(i)  1,182  shares of Common  Stock  issuable  upon  exercise  of warrants  and (ii)  1,432  shares  of  Common  Stock  issuable  upon conversion of shares of Series C Preferred Stock,  one-half of which are held by each of the Woodland  Venture Fund and Seneca  Ventures.
            Mrs. Rubenstein  disclaims beneficial ownership of these securities, except to the extent of her respective equity interest therein.

(11)        Consists of (i) 591 shares of Common Stock issuable upon exercise of
            warrants  and  (ii)  716  shares  of  Common  Stock   issuable  upon
            conversion of shares of Series C Preferred  Stock,  all of which are held by Seneca Ventures.

(12)        Consists of (i) 591 shares of Common Stock issuable upon exercise of
            warrants  and  (ii)  716  shares  of  Common  Stock   issuable  upon
            conversion of shares of Series C Preferred  Stock,  all of which are held by Woodland Venture Fund.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 25 of 27 Pages
----------------------                                     ---------------------

(13)        Consists of (i) 1,182 shares of Common Stock  issuable upon exercise of warrants  and (ii) 1,432  shares of Common  Stock  issuable  upon conversion of shares of Series C Preferred Stock,  one-half of which are held by each of the Woodland  Venture Fund and Seneca  Ventures.
            Woodland  Services  Corp.  disclaims  beneficial  ownership of these securities,  except to the extent of its respective  equity interest therein.

            (b) Wheatley has sole power to vote and dispose of 152,801 shares of
Common  Stock,  representing  approximately  9.3% of the  outstanding  shares of
Common  Stock and may be  deemed to have  shared  power to vote and  dispose  of
12,402  shares of Common  Stock,  representing  less than 1% of the  outstanding shares of Common Stock.

            Wheatley Foreign has sole power to vote and dispose of 12,402 shares of Common Stock,  representing less than 1% of the outstanding  shares of Common
Stock and may be deemed to have  shared  power to vote and  dispose  of  152,801 shares of  Common  Stock,  representing  approximately  9.3% of the  outstanding shares of Common Stock.

            By virtue of being the  general  partner of  Wheatley  and a general partner of Wheatley  Foreign,  Wheatley  Partners,  LLC ("Wheatley  LLC") may be
deemed to have  shared  power to vote and  dispose of  165,202  shares of Common
Stock,  representing  approximately  10.0% of the  outstanding  shares of Common
Stock.

            By virtue  of his being a member  and  Chief  Executive  Officer  of
Wheatley  LLC, a general  partner of  Woodland  Partners,  Seneca  Ventures  and
Woodland  Venture  Fund and the  President  and  sole  shareholder  of  Woodland
Services Corp.,  Barry Rubenstein may be deemed to have shared power to vote and dispose of 177,364 shares of Common Stock,  representing  approximately 10.7% of the outstanding shares of Common Stock.

            Irwin  Lieber has sole power to vote and dispose of 8,894  shares of
Common  Stock,  representing  less than 1% of the  outstanding  shares of Common
Stock and by virtue of his being a member and President, Secretary and Treasurer of  Wheatley  LLC,  Mr.  Lieber may be deemed to have  shared  power to vote and dispose of 165,202 shares of Common Stock,  representing  approximately 10.0% of the outstanding shares of Common Stock.

            Barry  Fingerhut  has sole power to vote and  dispose  of  1,482,657 shares of Common  Stock,  representing  approximately  51.0% of the  outstanding shares of Common Stock,  This number includes 853 shares of Common Stock held by an account for which Mr.  Fingerhut has sole voting and  dispositive  power.  By virtue of his being a member and  Executive  Vice  President of Wheatley LLC and being the spouse of Pamela Fingerhut, Mr. Fingerhut may be deemed to have shared power to vote and  dispose  of  171,542  shares  of Common  Stock,  representing approximately  10.4% of the  outstanding  shares of Common  Stock.  This  number includes 6,340 shares of Common Stock held by Pamela Fingerhut.

            Jonathan  Lieber has sole power to vote and dispose of 653 shares of
Common Stock,  representing  less than 1.0% of the outstanding  shares of Common
Stock and by virtue of his being a member and Vice  President  of Wheatley  LLC,
Mr.  Lieber may be deemed to have  shared  power to vote and  dispose of 165,202 shares of Common  Stock,  representing  approximately  10.0% of the  outstanding shares of Common Stock.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 26 of 27 Pages
----------------------                                     ---------------------

            Seth  Lieber  has sole  power to vote and  dispose  of 935 shares of
Common Stock,  representing  less than 1.0% of the outstanding  shares of Common
Stock and by virtue of his being a member and Vice  President  of Wheatley  LLC,
Mr.  Lieber may be deemed to have  shared  power to vote and  dispose of 165,202 shares of Common  Stock,  representing  approximately  10.1% of the  outstanding shares of Common Stock.

            Woodland Partners has sole power to vote and dispose of 9,548 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common
Stock.

            By virtue of her being a general  partner of Woodland  Partners  and the Secretary and Treasurer of Woodland  Services  Corp.,  a general  partner of
Seneca Ventures and Woodland Venture Fund,  Marilyn  Rubenstein may be deemed to have  shared  power to vote and  dispose  of  12,162  shares  of  Common  Stock, representing less than 1% of the outstanding shares of Common Stock.

            Seneca  Ventures  has sole power to vote and dispose of 1,307 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common
Stock.

            Woodland  Venture  Fund has sole power to vote and  dispose of 1,307 shares of Common Stock, representing less than 1.0% of the outstanding shares of
Common Stock.

            By  virtue of its being a general  partner  of Seneca  Ventures  and
Woodland  Venture Fund,  Woodland  Services  Corp.  may be deemed to have shared power to vote and dispose of 2,614  shares of Common  Stock,  representing  less than 1.0% of the outstanding shares of Common Stock.

            Pamela  Fingerhut has sole power to vote and dispose of 6,340 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common
Stock.

            Item 5(c) is supplemented as follows:

            (c)  The  following   transactions  occurred  since  the  filing  of
Amendment No. 5.

REPORTING PERSON: BARRY FINGERHUT

            On November 13,2002,  Mr. Fingerhut purchased in a private placement transaction  with the  Issuer  800  shares  of Series G  Preferred  Stock for an aggregate  purchase price of $19,920.00.  Each share of Series G Preferred Stock is initially  convertible  into ten shares of Common Stock at a conversion price of $2.49 per share.  Mr. Fingerhut also received a 5-year warrant to purchase an aggregate  of 2,000  shares of Common  Stock at an  exercise  price of $2.74 per share. Such warrant expires on November 13, 2007.

            On February 6, 2003, Mr. Fingerhut  purchased in a private placement transaction  with the Issuer  3,797  shares of Series G  Preferred  Stock for an aggregate purchase price of $150,000.00.  Each share of Series G Preferred Stock is initially  convertible  into ten shares of Common Stock at a conversion price of $3.95 per share.  Mr. Fingerhut also received a 5-year warrant to purchase an aggregate  of 9,493  shares of Common  Stock at an  exercise  price of $4.35 per share. Such warrant expires on February 6, 2008.

----------------------                                     ---------------------
CUSIP No. 92240C 10 0                 13D                    Page 27 of 27 Pages
----------------------                                     ---------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2003                WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            a General Partner

                                        By: /s/ Irwin Lieber
                                            ------------------------------------
                                            Irwin Lieber, President

                                        /s/ Irwin Lieber
                                        ----------------------------------------
                                            Irwin Lieber

                                        /s/ Barry Fingerhut
                                        ----------------------------------------
                                            Barry Fingerhut

                                        /s/ Pamela Fingerhut
                                        ----------------------------------------
                                            Pamela Fingerhut

                                        /s/ Seth Lieber
                                        ----------------------------------------
                                               Seth Lieber

                                        /s/ Jonathan Lieber
                                        ----------------------------------------
                                               Jonathan Lieber

                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                        By:  Wheatley Partners, LLC, a General
                                             Partner

                                        By: /s/ Irwin Lieber
                                           -------------------------------------
                                               Irwin Lieber, President

                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            ------------------------------------
                                            Barry Rubenstein, a General Partner